Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Amendment No. 5 to Form S-1 (No. 333-267152) of Ramaco Resources, Inc. of our report dated March 31, 2022 relating to the consolidated financial statements for the year ended December 31, 2021, which report appears in the Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Crowe LLP

Houston, Texas

March 20, 2023